UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  October 30, 2009

Impac Mortgage Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-14100	33-0675505
(Commission File Number)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

(949) 475-3600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On October 30, 2009, Impac Mortgage Holdings, Inc. along with its subsidiaries, Impac Funding Corporation,  Impac Warehouse Lending Group, Inc. and Integrated Real Estate Service Corporation (collectively, the “Company”) entered into a settlement agreement (the “Settlement Agreement”) with UBS Real Estate Securities, Inc. (“UBS”), the Company’s remaining reverse repurchase facility lender, with regards to the Amended and Restated Master Repurchase Agreement, which was entered into with UBS on September 11, 2008 (the “Repurchase Agreement”).  The Settlement Agreement retires and terminates the Repurchase Agreement and the related obligations of the parties by removing any further exposure associated with the borrowing or the loans that secured the borrowing, except for certain indemnification agreements.

Pursuant to the terms of the Settlement Agreement, the Company settled the approximate $140.0 million balance of the net borrowing under the Repurchase Agreement by (1) transferring to UBS the mortgage loans securing the borrowing, (2) making a cash payment to UBS of $20 million and (3) entering into a credit agreement with UBS dated as of October 30, 2009 (the “Credit Agreement”) for an aggregate original principal balance of approximately $33.85 million.  The borrowing under the Credit Agreement is to be paid over 18 months with monthly payments of $1.5 million at an interest rate of one-month LIBOR plus 350 basis points; provided, however, that a $10.0 million principal payment is due by April 30, 2010.  The Settlement Note is not secured by any assets.  The borrowing under the Credit Agreement may be prepaid by the Company at any time; provided that if the entire borrowing is repaid on or before December 31, 2009, then $5.0 million will be deducted from the amount due.  Upon any sale of assets, excluding mortgage assets, issuance of debt, excluding warehouse borrowings, or equity by the Company, then all of the proceeds therefrom are required to be applied to the borrowing under the Credit Agreement, or in the case of an equity issuance, applied to the $10.0 million principal payment.

The Company is required to maintain certain business and financial covenants until the borrowing under the Credit Agreement is paid in full, which covenants include having stockholders’ equity of not less than zero (based on certain calculations), maintaining unrestricted cash of not less than $10.0 million (based on certain calculations), not paying dividends on equity and not issuing equity interests, except as permitted in each case.  Upon an event of default, which generally includes failure to pay the borrowing as and when due, failure to observe and perform or breach of any covenant, condition or representation, the entire amount due under the Credit Agreement may be accelerated.  If any amount is not paid when due, the interest rate on the borrowing will increase by 4%.

Item 1.02 Termination of a Material Definitive Agreement.

On October 30, 2009, the Repurchase Agreement was retired and terminated pursuant to the terms of the Settlement Agreement, which is as further described above in Item 1.01 of this Form 8-K, which description is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 30, 2009, the Company entered into the Credit Agreement with UBS for an aggregate principal amount of approximately $33.85 million, the terms of which are described above in Item 1.01 of this Form 8-K and which description is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MORTGAGE HOLDINGS, INC.

Date: November 2, 2009
	By:	/s/ Ronald M. Morrison
	Name:	Ronald M. Morrison
	Title:	Executive Vice President and General Counsel